Exhibit 99.1

Rimage Reports Fourth Quarter and Record 2005 Operating Results

Minneapolis, MN—February 21, 2006—Rimage Corporation (Nasdaq: RIMG) today reported sales of $24,266,000 for the fourth quarter of 2005 ended December 31, an increase of 16% from $20,895,000 in the year-earlier period. Fourth quarter earnings came to $2,304,000 or $0.22 per diluted share, which included approximately $800,000 of unforecasted expenses related to the fourth quarter extension of a strategic engagement with an international consulting group. Rimage reported earnings of $3,099,000 or $0.31 per diluted share in the fourth quarter of 2004.

For full-year 2005, sales increased 35% to a record $95,410,000 from $70,848,000 in 2004. Reported earnings totaled a record $11,368,000 or $1.10 per diluted share, up 25% from $9,072,000 or $0.91 per diluted share in 2004. Earnings for 2005 included approximately $2.3 million of expenses related to the strategic consulting engagement.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our strongly improved 2005 operating results were generated by robust sales of Producer CD/DVD publishing systems and related consumable supplies to virtually all of our targeted markets, including retail applications and medical imaging. During the fourth quarter, we shipped the remaining $2.0 million balance of the previously reported $8.0 million order for Producer systems related to our continuing rollout into the retail market. Due to the uneven pace of our customers’ rollout schedules, we received no other similarly sized orders during the quarter. Rimage systems are now installed in more than 1,000 retail locations, where they are used for publishing digital photos, music and printed materials in CDs. Several other national chains are currently testing Rimage systems in photo and music applications. We believe these field tests could lead to additional national roll-outs in 2006.”

Aldrich continued: “In the third quarter of 2005, we reported that the remaining $400,000 of expense related to a strategic investment focused on assessing Rimage’s current operations and potential new market applications would be incurred during the final three months of 2005. In the fourth quarter, however, we authorized a second phase of this strategic investment to accelerate the implementation of the findings, including the formulation of specific actions in support of our intensified focus on solutions for mission critical applications. Due to this extension, Rimage realized an additional $800,000 of expense in the fourth quarter, which contributed to the earnings shortfall from our previously issued financial guidance. We will incur the final balance of approximately $1.2 million for this study in the first quarter of 2006, when the consulting group’s engagement will be concluded. We are confident this extensive process of fact-finding and implementation has further strengthened our long-term prospects by positioning Rimage to capitalize upon new opportunities that leverage our core competencies in mission critical CD/DVD publishing solutions. For this reason, we are very optimistic about our prospects for 2006 and beyond.”

Financial Highlights
Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 31% in the fourth quarter of 2005 and accounted for 40% of sales, compared to 36% in the fourth quarter of 2004. The growth of consumable supplies has been generated by the continued expansion of the worldwide installed base of CD/DVD publishing system and Rimage’s strategic emphasis on this portion of its business.

International sales increased 10% in the fourth quarter and accounted for 38% of total sales, compared to 40% in the year-earlier period. The European market continued to generate the majority of international sales, but sales in Asian markets are making a growing contribution, reflecting intensified sales efforts in this region. Currency effects had a minimal impact on worldwide sales in the fourth quarter and full-year 2005.

During the fourth quarter, Rimage continued making growth-related investments in product development, including new systems for emerging Blu-ray and/or HD DVD technology; expanding global sales and marketing support; and strengthening business infrastructure systems. Excluding the approximately $1.3 million in expense related to the strategic study, operating expenses rose 15% in the fourth quarter from the year-earlier period.

Cash and marketable securities rose to $64,471,000 at the end of 2005, from $61,651,000 at September 30, 2005 and $52,495,000 at December 31, 2004. Substantially all of this cash increase was generated from internal operations. Stockholders’ equity rose to $76,529,000 at the end of 2005, from $73,359,000 at September 30 and $62,721,000 at year-end 2004.

For the first quarter of 2006 ending March 31, Rimage is forecasting revenues of $20 to $22 million and earnings of $0.11 to $0.16 per diluted share, which includes the impact of $1.2 million of expense related to the conclusion of the strategic assessment. This earnings guidance also was reduced by approximately $.02 per share of stock compensation expenses, due to the required adoption of SFAS No. 123(R), “Share Based Payment.” This amount of stock option expense is not indicative of levels in future quarters. First quarter revenue guidance reflects the absence of substantial retail-related shipments, which are expected to continue fluctuating between quarters due to customer rollout schedules. Sales in the first quarter of 2005 totaled $21 million, which included retail sales of approximately $4 million.

During the coming year, Rimage expects to invest more than $4 million on implementing an enterprise resource planning system, of which approximately $2 million will be capitalized, that will significantly strengthen its ability to manage anticipated growth over the next few years. Implementing this system will have a nominal impact on Rimage’s profitability in the first quarter of 2006, but the pace of investment will ramp up in the second quarter.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated performance in 2006 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues	$24,266	$20,895	$95,410	$70,848
Cost of Revenues	13,460	11,064	51,958	38,027
Gross Profit	10,806	9,831	43,453	32,821
Operating Expenses:
Research and Development	1,335	1,168	5,512	4,530
Selling, General and Administrative	6,233	4,279	21,317	14,856
Total Operating Expenses	7,568	5,447	26,829	19,386
Operating Income	3,238	4,384	16,624	13,435
Other Income, Net	524	253	1,419	608
Income Before Income Taxes	3,762	4,637	18,043	14,043
Income Tax Expense	1,458	1,538	6,675	4,971
Net Income	2,304	3,099	11,368	9,072

Net Income Per Basic Share	$.24	$.33	$1.19	$.98

Net Income Per Diluted Share	$.22	$.31	$1.10	$.91
Basic Weighted Average Shares Outstanding	9,601	9,361	9,530	9,290
Diluted Weighted Average Shares Outstanding	10,467	9,989	10,312	9,932

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2005	December 31, 2004
Cash and Marketable Securities	$64,471	$52,495
Accounts Receivable	12,689	10,184
Inventories	6,621	7,396
Total Current Assets	86,444	71,665
Property and Equipment, Net	2,525	2,386
Total Assets	89,009	74,138
Current Liabilities	12,467	11,277
Stockholders’ Equity	76,529	62,721

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through February 28, 2006 by dialing 1-303-590-3000 and providing the 11053048 confirmation code.